Mail Stop 4561

      May 18, 2006

T. Allen Liles
Chief Financial Officer
Carolina Bank Holdings, Inc.
528 College Road
Greensboro, North Carolina 27410


      Re:	Carolina Bank Holdings, Inc.
		Form 10-KSB for the Fiscal Year Ended December 31, 2005 Definitive Proxy Statement on Schedule 14A filed March
17,
2006
		File No. 000-31877

Dear Mr. Liles:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.


   							Sincerely,


Joyce Sweeney
Accounting Branch Chief